Exhibit 99.1
John B. Mowell
Chairman of the Board
November 8, 2010
MMI Investments, L.P.
1370 Avenue of the Americas
New York, NY 10019
Attn: Clay B. Lifflander
Dear Mr. Lifflander,
We are in receipt of your November 2 letter. As you recall, our CEO and CFO met with you in late June of this year to understand your perspectives regarding our Company, and our management has had lengthy telephone discussions to obtain your views. We appreciate your continued interest in the direction of EMS, and we welcome input from all of our shareholders. Now that our third quarter financial results have been made public, we would be pleased to meet with you again to understand better your current perspectives. We look forward to arranging a mutually convenient time to meet.
Our Board regularly reviews EMS’ strategic position, and we often involve outside advisors to assist with that review. We seek to accomplish this in ways that do not adversely affect our progress in improving our business operations or disrupt our employee and customer relationships, and that take into account the interests and perspectives of our shareholders. We note your reference regarding inquiries by acquirers over the past several years. While as a matter of policy we do not comment generally on such matters, rest assured that, as part of our regular review of the Company’s strategic position, we continually review alternatives and take them seriously.
Our Board has been and continues to be focused on creating value for our shareholders. Indeed, over the past year, since Neil Mackay became our CEO, we have worked closely with him and our senior management team to drive more alignment and connections among our business units, pursue growth opportunities through the introduction of new products, and increase profitability through sales growth, execution, cost control and greater efficiencies. We also have added new Board members over the past year with backgrounds and experiences well suited to assist us in pursuing these objectives.
Our performance during 2010 demonstrates the benefits to our shareholders of the actions we have taken. Since Neil Mackay became our CEO, our stock price is up over 46% compared to the closing price on the day before he was appointed. As noted on our earnings call last week, the third quarter of 2010 was particularly positive. Our operating income for the third quarter was $4.3 million and adjusted EBITDA for the third quarter was $9.5 million, up from $2.6 million and $7.7 million, respectively, during the third quarter of 2009. The performance of our LXE division is especially encouraging. In each of the first three quarters of 2010, the LXE division generated revenues higher than those for the comparable quarter of 2009, and the division rebounded from negative adjusted EBITDA during the first nine months of 2009 to adjusted EBITDA of $8.1 million for the nine months ended October 2, 2010, increasing LXE’s overall adjusted EBITDA contribution by $11.5 million.

Mr. Clay Lifflander
November 8, 2010

Just as importantly, we continue to believe that the future success of EMS can be enhanced by further alignment and connections among our businesses, including LXE, and we view LXE as a critical component of the future success of our company. As noted on our earnings call, we have had several successes as a result of our focus on alignment and growth, including:
•
Our Aviation business unit recently introduced the Aspire line of connectivity products, which is aimed at the mid-size business jet market that we had not previously served; this product is a joint venture of LXE and Aviation

•	Global Tracking and LXE are exploring opportunities with customers for both warehousing and transportation solutions

•	LXE recently announced the innovative MarathonTM field computer, which is targeted at completely new markets for us — field-force automation, route accounting and public safety

•	Our Defense & Space division is collaborating with Aviation on the next generation of Ka-Band broadband satellite products

•
Our Global Tracking business has begun to roll out the new OspreyTM personal tracker, which is also opening up new markets and applications, several of which are incorporated in our new mapping and messaging software called Viewpoint

As a result of these developments and the Company’s progress, we are very encouraged about the potential for EMS during the remainder of 2010 and beyond. An excerpt of Neil Mackay’s comments from the earnings call highlighting our alignment efforts is enclosed with this letter as Exhibit A.
We also note your request to be provided access to a list of EMS shareholders. We are prepared to provide you with this access in accordance with the letter to you from our counsel dated today, subject of course to your signing a confidentiality agreement in customary form.
We look forward to meeting with you.
Sincerely,
/s/ John B. Mowell
John B. Mowell

Exhibit A
Excerpt from November 5, 2010 Earnings Conference Call
Neil MacKay’s Comments
A recurring theme in our earnings calls this year has been the Company’s steady progress towards what we describe internally as the new EMS. We have made the new EMS our North Star and it has helped guide our many improvements throughout the organization. But the new EMS is really just about three simple things: we are increasing our profitability, we are aligning our businesses, and we are taking advantage of our growth opportunities.
First, profitability. We have focused on profitability across the Company over the past 18 months. Improvements are seen in execution and cost control and the relentless pursuit of efficiencies. At LXE, we have substantially reduced our operating costs, and our EBITDA margins are now above industry norms.
Defense and space will likely finish the year with EBITDA among the highest in the division’s 42-year history. And our aviation business remains the Company’s leading division in terms of EBITDA contribution.
Now for alignment. In the new EMS, the potential for making the greater difference in the organization is the focus on aligning our various business units. Collectively in the past, EMS businesses have always been about some form of overconnectivity; but for reasons related to market maturity and technology compatibility, there have been few opportunities for our businesses to really coordinate their activities.
But all of that is now changing as we capitalize on the rapid developments in the mobile connectivity market that we serve. We are now able to drive towards much more alignment among our businesses. For example, LXE’s new product developments include wireless technologies such as 3G and 4G, and they enable the business to pursue opportunities beyond the warehouse. These new products are breaking down the market walls that have separated that business from the rest of EMS.
Now together our business groups enable connectivity virtually everywhere — indoors, outdoors, in the air, on the sea, and at almost every corner of the globe. And how can we do that? EMS has now got a full suite of connectivity solutions starting with satellite radios, 3G, GPRS, Bluetooth, Wi-Fi, GPS mapping, data storage, and RFID; and these are incorporated into handsets, networking devices, radios and antennas.
Let me give you a few examples of this new alignment in action. Our new Aspire aviation product that we announced just two weeks ago is being developed as a joint venture between LXE and EMS Aviation. Global tracking in LXE have closed their first combined order and are exploring many more opportunities with customers for both warehousing and transportation solutions. And defense and space is collaborating with aviation on the next generation of Ka-band broadband satellite products. This will be a game-changer for aviation connectivity in the future.

Mr. Clay Lifflander
November 8, 2010

The third element of building the new EMS is growth. One business area where we have seen impressive growth this year has been in rugged mobile computing. Our LXE family of products has generated at least 20% year-over-year growth in each of the first quarters of 2010; and LXE is on pace to follow up that difficult 2009 sales year with one of its best. Major factors in this recovery have been the success of the indirect distribution model that we implemented last year, and also aggressive focus on our North American markets.
The future also looks bright. As we described in the earnings release, LXE recently announced the Marathon field computer. This innovative produce is targeted for completely new markets outside of the warehouse — field force automation, router counting, public safety — where messaging and location are important. We expect the capabilities of this device will also be important for broader solutions in the aviation and tracking applications in the future.
LXE has also leveraged other products into new markets. We now have close to 1,000 LXE terminals providing aviation ground services at one of the busiest airports.
Our global tracking business is also growing. We began to roll out the new Osprey personal tracker which is opening up new markets and applications, several of which are incorporated in our new mapping and messaging application called ViewPoint. We started shipping Osprey units in Q3 and to date we have already received over 2,000 orders for that product. And our aviation business unit recently introduced the Aspire line of connectivity products which is aimed at the midsize business jet market that we had not previously served. This market represents the thousands of aircraft that are perfect for the smaller size Aspire solution.
So in summary I’m pleased with the progress that we are making with the new EMS. Our story has become simpler to understand and communicate. We are not a mini-conglomerate in various technology niches. Instead, it’s become straightforward. The new EMS is in the business of mobile connectivity, focusing on tracking and aviation applications.